Exhibit 10.3

Employment Agreement

This Employment Agreement (this “Agreement”) is made and entered into as of July 15th, 2022, by and between Chilean Cobalt Corp., a Nevada corporation (together with its direct and indirect subsidiaries, the “Company”) and Duncan Blount (the “Executive”). The Company and Executive may collectively be referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company desires to employ the Executive in the capacity stated below, and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)	Term. The term of this Agreement shall begin as of the date first set forth above (the “Commencement Date”) and shall end at the time of the termination of the Executive’s employment in accordance with Section 3 (such date, the “Termination Date”, and the duration of such employment, the “Term”).

(b)	Duties. The Executive shall serve as the Chief Executive Officer of the Company and Chilean Cobalt Corp., a Nevada corporation and shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall have such duties and responsibilities as are consistent with Executive’s positions. In addition, the Executive shall perform all other duties and accept all other responsibilities incident to such positions as may be reasonably assigned to Executive by the Board. As soon as reasonably practicable following the Commencement Date, the Executive shall be nominated to serve as a member of the Board, and upon the termination of the Executive’s employment for any reason, the Executive shall resign as a director of the Company.

(c)	Best Efforts. During the period of Executive’s employment, the Executive shall devote Executive’s best efforts and full time and attention to promote the business and affairs of the Company and its affiliated companies, and shall be engaged in other business activities only to the extent that such activities are not competitive with the Company and do not interfere or conflict with Executive’s obligations to the Company hereunder, including, without limitation, the obligations pursuant to Section 5. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder. The foregoing shall also not be construed as preventing the Executive from investing

Executive’s assets in such form or manner as will not require any significant services on Executive’s part in the operation of the affairs of the businesses or entities in which such investments are made; provided, however, that the Executive shall not invest in any business competitive with the Company, except that the Executive shall be permitted to own not more than 5% of the stock of those companies whose securities are listed on a national securities exchange or quoted on the OTC Markets.

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2.	Compensation and Other Benefits.

(a)	Base Salary. As compensation for the services to be rendered hereunder, the Company shall pay to the Executive an annual base salary of U.S.$150,000 (the “Base Salary”). The Base Salary may be subject to increases, as determined in the sole discretion of the Board. The Base Salary shall be paid in accordance with the Company’s payroll policies.

(b)	Annual Bonus. The Executive shall be eligible for an annual discretionary bonus payment based on the Company’s overall performance and the Executive’s individual performance.. The annual bonus shall be determined by the Board in its sole discretion. The annual bonus for a particular year will be paid to the Executive at the Boards discretion, provided that the Executive remains employed by the Company through such payment date in good standing, or as otherwise provided in Section 3 below.

(c)	Equity Awards. The Executive shall be eligible to receive equity awards under the Company’s incentive compensation plans and otherwise, subject to the terms and conditions of definitive grant documentation.

(d)	Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such reasonable procedures as the Company may adopt generally from time to time.

(e)	Vacation. The Executive shall be entitled to vacation, holiday and sick leave in accordance with the Company’s vacation, holiday and other pay-for- time-not-worked policies, as may be revised by the Company from time to time.

(f)	Retirement and Welfare Benefits. The Executive shall be entitled to participate in, if in existence, the Company’s health, life insurance, long and short-term disability, dental, defined contribution retirement, and medical programs, if any, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Commencement Date.

(g)	In lieu of a company health insurance program being in place at commencement of employment, company will provide The Executive with a $2083.33 per month Health Insurance assistance payment.

3.	Termination.

(a)	Termination by the Company. The Company may terminate the Executive’s employment hereunder at any time upon no less than sixty (60) days’ written notice.

(b)	Termination by Executive. The Executive may resign from Executive’s employment hereunder at any time upon no less than sixty (60) days’ written notice.

(c)	Termination by Death or Disability. In the event of the Executive’s death or Disability during the Term, the Executive’s employment shall terminate on the date of death or Disability (as reasonably determined by the Company).

(d)	Payments and Events Upon Termination.

(1)	Upon any termination of Executive’s employment by the Company, whether by the Company with cause or without Cause, or by Executive without or without Good Reason, or pursuant to Section 3(c), the Company shall pay to Executive:

(i)	any accrued but unpaid portion of the Executive’s Base Salary through the Termination Date;

(ii)	in accordance with and subject to the applicable policies and procedures of the Company as may be in effect from time to time, any reimbursement for reasonable out-of-pocket business expenses and travel expenses incurred by the Executive prior to such termination in connection with the carrying out of the Executive’s duties and responsibilities under this Agreement during the Term; and

(iii)	any vested pension benefits the Executive may have under an employer-sponsored tax-qualified retirement plan in which the Executive participates.

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(2)	Upon any termination of Executive’s employment, any equity award or other incentive award the Executive has been granted by virtue of the Executive’s employment with the Company will be treated in accordance with the terms of the applicable award agreement(s), plan document(s) and other applicable documentation governing such award(s).

(3)	Each of the payments and items in Section 3(d)(1) shall be paid within fifty-eight (58) days following the Termination Date.

(4)	Except as otherwise expressly set forth in this Section 3, the Executive acknowledges and agrees that the Executive will not be entitled to any payments or benefits in the nature of severance, retirement or termination pay or benefits on a termination of the Term and the Executive’s employment with the Company and provision of services to the Company and its affiliates. The Executive acknowledges that the Executive’s employment is “employment at-will” and may be terminated at any time for any reason or no reason, subject to the terms and conditions set forth in this Agreement.

(e)	“Disability” Defined. For the purposes of this Agreement, “Disability” means, as determined by the Board in good faith, the inability of the Executive, due to disability or incapacity, to perform services on a full-time basis for (i) periods aggregating to one-hundred-twenty (120) days, whether or not continuous, in any continuous period of three-hundred-sixty-five (365) days or, (ii) a period greater than ninety (90) consecutive days.

4.	Post-Termination Assistance. Upon the Executive’s termination of employment with the Company, the Executive agrees to fully cooperate in all matters relating to the winding up or completion of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of the Executive’s employment. The Executive further agrees that Executive will provide, upon reasonable notice and at reasonable times and locations, such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a party and as to which the Executive has knowledge; provided, however, that the Company agrees to reimburse the Executive for any reasonable related out-of- pocket expenses, including travel expenses and also including attorneys’ fees, if and to the extent the retention of such counsel (A) is within the scope of the Company’s indemnification or defense obligations to the Executive or (B) is reasonably necessary and appropriate under the circumstances. In connection with the foregoing, the Company shall coordinate with the scheduling of the Executive so as to reasonably minimize the extent to which such cooperation interferes with his other business and personal obligations.

5.	Restrictive Covenants.

(a)	In consideration of the obligations of the Company hereunder, the Executive agrees that Executive shall not:

(1)	during the Term, (A) directly or indirectly become an employee, director, consultant, partner, shareholder or advisor of, or otherwise affiliated with, any entity which provides, in whole or in part, the same or similar services and/or products offered by the Company as of the Termination Date (or which provides, in whole or in part, services and/or products that, as of the Termination Date, the Company is actively planning to offer, so long as the Executive knows or reasonably should have known about such plans) and which competes with the Company as of the Termination Date (each, a “Competing Business”), or (B) For a period of 6 months directly or indirectly solicit or hire or encourage the solicitation or hiring of any person who was an employee of the Company at any time (unless more than nine (9) months shall have elapsed between the last day of such person’s employment by the Company and the first date of such solicitation or hiring);

(2)	during the Term and for a period of two (2) years following the Termination Date, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any other action which disparages the Company or its officers, directors, businesses or reputations; or

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(3)	during or after the Term, without the written consent of the Board, disclose to any person other than as required by law or court order, any confidential information obtained by the Executive while in the employ of the Company (the “Confidential Information”); provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company, by any member of the Board, or by any other officer thereof to a third party without restrictions on the disclosure of such information; provided, further, that disclosure of Confidential Information may be made (A) with the prior written consent of the Company, or (B) to the extent required by law or pursuant to a request by a court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign; provided, that in the event of a request described in clause (B), the Executive shall (i) promptly notify the Board, in writing, of the existence, terms and circumstances surrounding such a request, (ii) consult with the Board on the advisability of taking steps to resist or narrow such request, (iii) if disclosure of such Confidential Information is required, furnish only such portion of the Confidential Information as the Executive is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that is required to be disclosed. This Agreement is confidential, and the Executive will not to disclose any information regarding the terms of this Agreement, except to the Executive’s immediate family and any tax, legal or other counsel the Executive may consult regarding the meaning or effect hereof or as required by law, and the Executive will instruct each of the foregoing not to disclose the same to anyone.

(b)	In consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to the Company, shall be the sole and exclusive property of the Company, and is hereby irrevocably assigned to the Company, regardless of whether (1) such Work Product was conceived, made, developed or worked on during regular hours of the Executive’s employment or the Executive’s time away from the Executive’s employment, (2) the Work Product was made at the suggestion of the Company, or (3) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of the Executive’s employment and that are protectable by copyright law are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company from the time of creation. The Executive agrees to, and does hereby, assign, transfer, and set over, to the Company or its designee, all of the Executive’s rights, title and interests throughout the world in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with the Company during and after the Executive’s employment in obtaining patents or copyrights or other intellectual property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing its rights therein. The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity (other than the Company). For purposes of this Agreement, “Work Product” shall include, without limitation, all ideas, works of authorship, inventions, business methods and other creations, whether or not patentable, copyrightable, or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Executive, whether alone or with others, in connection with the Executive’s employment or proposed employment with the Company that relate in any manner whatsoever to the business, existing or anticipated, of the Company, or any other business or research or development effort in which the Company engages during the Executive’s employment. For the avoidance of doubt, Work Product does not include any material previously conceived, made, developed or worked on prior to the Commencement Date, to which the Executive shall retain exclusive rights, title and interests, unless and until the Executive irrevocably assigns to the Company such rights, title and interests in accordance with Section 2(d) above.

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(c)	Notwithstanding anything herein to the contrary, nothing in this Agreement shall (x) prohibit the Executive from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (y) require the Executive to comply with the notification requirement in Section 5(a)(3) with respect to any such reporting, or (z) prohibit the Executive from filing or proceeding with a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other comparable federal, state or local agency charged with the investigation and enforcement of any employment laws. In making any such report, in filing or proceeding with such charge or in participating in such an investigation or proceeding, however, the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice, that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed under seal in a lawsuit or proceeding. Notwithstanding this immunity from liability, the Executive acknowledges that the Executive may be held liable if the Executive unlawfully access trade secrets by unauthorized means.

6.	Enforcement. The Executive hereby expressly acknowledges that the restrictions contained in Section 5 are reasonable and necessary to protect the Company’s legitimate interests, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of such restrictions will result in irreparable harm to the Company. The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of the restrictions contained in Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Executive irrevocably and unconditionally (i) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Courts located in Chester County, Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in connection with any such proceeding.

7.	Survival. The provisions of Section 4, Section 5, Section 6, this Section 7, Section 9, Section 14, Section 15, Section 16 and Section 17 of this Agreement shall survive the termination or expiration of this Agreement.

8.	No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, other than as specifically provided herein; provided, however, the Company shall have the right to offset the amount of any funds loaned or advanced to the Executive and not repaid against any obligations the Company may have to the Executive hereunder.

9.	Return of Property. Upon termination of Executive’s employment or as soon as practicable thereafter following a good faith search, the Executive agrees to return all documents and other property belonging to the Company in Executive’s possession including, but not limited to, contracts, agreements, licenses, business plans, equipment, software, software programs, products, work-in-progress, source code, object code, computer disks, books, notes and all copies thereof and all other property, whether in physical, written, electronic or other form. In addition, the Executive shall certify to the Company in writing as of the effective Termination Date that none of the assets or business records belonging to the Company are in Executive’s possession, remain under Executive’s control, or have been transferred to any third person.

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10.	Effect of Waiver. The waiver by the Company or the Executive of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

11.	Assignment. This Agreement may not be assigned by either Party without the express prior written consent of the other Party, except that the Company (i) may assign this Agreement to any subsidiary or affiliate of the Company, and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Entire Agreement; Effectiveness of Agreement; Construction. This Agreement sets forth the entire agreement of the Parties and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company. The Parties hereto acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties hereto and not in favor or against either Party.

13.	Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity,

legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

14.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW, AND THE PARTIES HERETO SPECIFICALLY CONSENT TO THE JURISDICTION AND VENUE OF THE FEDERAL AND STATE COURTS LOCATED IN DELAWARE COUNTY, PENNSYLVANIA OVER ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.	Arbitration. Other than as set forth in Section 6, any controversy, claim or dispute arising out of or relating to this Agreement or the Executive’s employment by the Company, including, but not limited to, common law and statutory claims for discrimination, wrongful discharge, and unpaid wages, shall be resolved by arbitration in Wayne, Pennsylvania pursuant to then-prevailing National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA Rules”). There shall be one arbitrator mutually selected by the Company and the Executive, within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and the Executive cannot mutually agree on an arbitrator within thirty (30) days, then an arbitrator shall be promptly appointed by the AAA in accordance with the AAA Rules. The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief. The decision rendered by the arbitrator shall be final and binding on the Parties and may be entered in any court of competent jurisdiction. The Parties waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The prevailing party shall be entitled to an award of its reasonable costs and expenses, including reasonable legal fees. The Parties further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

16.	Indemnification. During the Term, the Executive shall be entitled to indemnification for directors and officers liability, fiduciary liability and other liabilities arising out of the Executive’s position with the Company in any capacity to the full extent provided by or allowable under the Company’s certificate of incorporation or by-laws.

17.	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by email with return receipt requested, registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service, addressed as set forth below, or to such other address as either Party shall have furnished to the other in writing in accordance herewith. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given (i) upon personal delivery upon the Party for whom it is intended, (ii) if delivered by electronic mail, twelve (12) hours after being transmitted, or (iii) if delivered by registered or certified mail or by a nationally recognized overnight courier service, upon receipt of proof of delivery.

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If to Executive:	If to the Company:

At the address set forth on the signature page	Chilean Cobalt Corp.
Attn: Greg Levinson
1199 Lancaster Ave. Ste. 107
Wayne, PA 19132
Greg.Levinson@chileancobaltcorp.com

18.	Tax Matters.

(a)	The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that it may reasonably determine are required to be withheld pursuant to any applicable law or regulation (unless stated otherwise herein, it is understood, that the Executive will be responsible for payment of all taxes in respect of the payments and benefits provided to the Executive, except to the extent withheld pursuant to this Section 18).

19.	Representations. The Executive represents and warrants to, and agrees with, the Company that as of the Commencement Date (a) neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other written agreement to which the Executive is a party or by which the Executive is bound or become bound, and (b) there are no written agreements by which the Executive is currently bound which would prevent the Executive from performing the Executive’s duties hereunder.

20.	Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

21.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Commencement Date.

Chilean Cobalt Corp.	Executive:

/s/ Greg Levinson	/s/ Duncan Blount
Greg Levinson	Duncan Blount
Chairman & CEO	Address: 1522 Cantoria Ave, Coral Gables, FL 33145

Email: DuncanTBlount@gmail.com

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